Exhibit 99.1

Ondas Posts Record Q2 2026 Revenue of $83.8 Million on Strong Bookings and Backlog Growth; Raises Full-Year Outlook

Core + Strategic growth program expands Ondas' technology and customer-solutions portfolio, broadens its customer base, and accelerates the maturation and scale of its operating platform

Record Q2 2026 revenue of $83.8 million marks 67% QoQ increase and 13-fold YoY revenue growth; On a pro forma, same-portfolio basis, Q2 2026 YoY revenue increased 85%

$175 million in new orders were captured during Q2 2026, demonstrating the strength and momentum of the core platform; $105 million in additional orders have been captured to date during Q3 2026

Reported backlog of approximately $613 million as of June 30, 2026; Pro forma backlog of $757 million as of June 30, 2026, including the DZYNE and Cyberhawk acquisitions, both of which closed in Q3 2026

Increased full-year 2026 revenue target to $525 - $550 million; Pulls forward Adjusted EBITDA profitability timelines

$1.4 billion in cash, cash equivalents, restricted cash and short-term investments as of June 30, 2026

Conference call scheduled for today, August 13th at 8:30 a.m. ET

WEST PALM BEACH, FL / August 13, 2026 / (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of advanced autonomous systems and next-generation defense and security technologies and services, reported record financial and operating results for the second quarter of 2026. Ondas generated revenue of $83.8 million in the second quarter of 2026, compared with $50.1 million in the first quarter of 2026 and $6.3 million in the second quarter of 2025. The results represent approximately 67% sequential revenue growth and more than a thirteen-fold year-over-year increase.

The second-quarter performance reflects strong organic execution across Ondas’ core business under the Core + Strategic growth program launched over the past 12 months. The Company secured approximately $175 million in new orders during the second quarter. Strong order capture increased Ondas’ backlog to approximately $613 million as of June 30, 2026, up from $457 million pro-forma at the end of the first quarter and $68 million at year-end 2025. Including DZYNE Technologies and Cyberhawk, which closed in the third quarter of 2026, pro forma backlog was approximately $757 million. The acquired businesses expand Ondas’ technology and customer-solutions portfolio, customer base and operating platform, and begin contributing to growth and operating leverage in the second half of 2026.

“Our team at Ondas is performing at a high level, as evidenced by our record second-quarter results, headlined by strong revenue growth and continued bookings momentum across our business,” said Eric Brock, Chairman and CEO of Ondas. “We expect to sustain this momentum and deliver another significant revenue ramp during the second half of 2026, increasing our full-year 2026 revenue target to a range of $525 million to $550 million.”

“The strength of our Core + Strategic Growth plan is increasingly becoming evident, and I am particularly pleased with the recent addition of new businesses, headlined by DZYNE Technologies and Cyberhawk, which have closed during Q3. DZYNE meaningfully broadens our solutions portfolio globally, highlighted by the ULTRA and IonStrike platforms, while also accelerating the maturation of our U.S. operating platform and deepening our relevance with the U.S. Department of War. Meanwhile, Cyberhawk’s excellence in delivering aerial solutions supporting critical-infrastructure inspection and intelligence further advances our dual-use technology, services and AI capabilities. Collectively, these two new companies bring Ondas exceptional relationships with important customers such as the U.S. Air Force, U.S. Army, PG&E and Shell, among many others, while expanding our operating footprint, increasing our addressable market and offering significant operating leverage across both revenue growth and operating expenses.”

“Our balance sheet and capital position remain strong and continue to provide significant competitive advantages. This strength supports faster and larger commercial success by allowing for continued investments in our global operating platforms while reinforcing customer confidence. The balance sheet strength is also translating into more attractive strategic acquisition opportunities. We will continue to leverage the growing strength of our operating and financial platforms to deliver on our commitments to investors.”

“We expect our momentum to continue to accelerate in the second half of 2026 as volume deliveries ramp on key programs, particularly across our counter-drone, multi-domain ISR and precision strike verticals. Indeed, the order book remains strong, and our pipeline continues to expand. We have a great deal of work ahead, but I remain optimistic that Ondas is on the right path to deliver for our customers, partners, employees and, of course, our investors,” Brock concluded.

Second Quarter 2026 and Recent Financial, Corporate, and Business Development Highlights

Financial

·
Delivered record financial performance, generating $83.8 million in revenue compared to $6.3 million in Q2 2025, representing a greater than 13-fold increase year-over-year.
·
On a pro forma organic basis, assuming the current portfolio of businesses was owned throughout both periods, Q2 2026 revenue increased 85% year over year.
·
Ondas announced $175 million in new orders demonstrating strong organic growth for the Company’s diverse systems of systems platforms.
·
Ended Q2 with $757 million in pro forma backlog adjusted for the additions of DZYNE and Cyberhawk acquisitions which closed on July 2, 2026 and August 10, 2026, respectively, a 65% increase from the $457 million in pro forma backlog at the end of Q1 2026 and an 11-fold increase from the $68 million reported backlog as of Q4 2025. The backlog increase reflects the addition of newly acquired businesses, along with strong order capture and pipeline conversion at Ondas supported by accelerating global demand for OAS autonomous drone, counter-UAS and robotics solutions.
·
As of August 10th, Ondas has captured an additional $105 million in new orders during the third quarter demonstrating continued commercial momentum while continuing to expand backlog.
·
The Company ended the second quarter with $1.4 billion in cash, cash equivalents, restricted cash and short-term investments.

Corporate Activities

·
Executed on Ondas’ strategic growth plan through a series of accretive acquisitions, significantly expanding its technology and operational platform into new high-growth dual-purpose categories: advanced ISR capabilities, battle resource optimization software, advanced CUAS technologies and industrial inspection applications. The acquisitions completed since March 31, 2026, are as follows:
o
World View – a stratospheric balloon platform that delivers persistent, low-cost ISR and communications without satellites or aircraft.
o
Mistral – an experienced prime contractor and systems integrator delivering advanced systems to the U.S. Department of War (DoW).
o
Omnisys – An AI-powered mission and battlefield management & optimization software platform for mission planning and real-time operational decision making.
o
DZYNE – A U.S.-focused diversified defense technology company and recognized leader in long-range ISR, CUAS and precision strike systems.
o
Cyberhawk – an industry leading autonomous industrial asset inspection company.
·
Announced in August that David Barnea has joined Ondas Defense Ltd. as President and Chairman to help lead Ondas’ global expansion.
·
Established Ondas Sentinel, led by World View CEO Ryan Hartman as CEO and DZYNE Founder and CEO Matt McCue as Chief Technology Officer (CTO) creating a scaled, U.S.-focused defense and security platform, bringing together the Company’s autonomous systems, counter-UAS, ISR, and defense technologies into a unified organization focused on U.S. and allied defense customers.

·
Expanded U.S. manufacturing footprint with 6 major facilities totaling 230,000 square feet of underutilized capacity to support anticipated revenue growth.
·
Added 560 U.S. employees, including 155 engineers, significantly strengthening engineering, manufacturing, and operational capabilities.
·
Planning facility upgrades that will expand production capacity and add approximately 50,000 square feet of additional manufacturing space.
·
Scaled Palantir Foundry deployment across the enterprise, now operating at 4 of 5 U.S. business sites and throughout our global operations.
·
Expanded Foundry implementation to 8 enterprise workstreams supporting 24 active operational use cases. Driving operational efficiency with an expected 20% improvement in G&A productivity, while delivering additional gains across supply chain, manufacturing, and flight operations.
·
Launched ONBERG Autonomous Systems with Heidelberg in Germany, establishing a European hub for the development, integration, industrial-scale manufacturing and deployment of autonomous air defense systems. The joint venture combines Ondas’ proven technologies with German engineering and production capabilities, initially targeting Germany and Ukraine before expanding across Europe.

Business Development

·
Secured new and follow-on orders for integrated, layered air defense solutions, from defense ministries, national police organizations, law-enforcement agencies, defense contractors and distribution partners across North America, Europe, the Middle East, Asia-Pacific, Africa and Latin America.
·
Supported counter-UAS protection at a majority of the stadiums hosting the 2026 FIFA World Cup in North America, demonstrating the scalability and maturity of Ondas’ air defense technologies in complex civilian environments.
·
In August, Sentrycs was selected to provide a counter-drone protection system for Jacksonville Jaguars games at EverBank Stadium during the upcoming NFL season, making the Jaguars the first NFL franchise to move beyond detection to controlled mitigation of unauthorized drones by authorized operators, extending Sentrycs’ CoRF deployment from the FIFA World Cup into professional sports venues.
·
Advanced a strategic collaboration with Lockheed Martin to integrate Ondas’ CUAS Cyber-over-RF capabilities into the Sanctum™ counter-UAS platform, adding precise drone detection, identification, tracking and mitigation capabilities and creating a pathway to larger U.S. and allied defense programs.
·
In Q2 2026, Ondas received follow-on orders supporting existing ISR and emergency-response deployments, demonstrating continued customer adoption and expansion of operational programs.
·
Ondas selected as Stratospheric High-Altitude Balloon Provider for U.S. Navy SOUTHCOM with $4.8 million contract award supporting operational counter-narcotics and illegal, unreported and unregulated fishing missions across the Eastern Pacific and Caribbean. Successfully launched HAPS balloon in late July in support of this mission.
·
Onboarded with new prime partner Huntington Ingalls Industries, Inc. (HII) for follow-on orders in support of SOUTHCOM under the recently awarded STRINGRAI program for recurring ISR HAPS solutions.
·
Announced that NASA increased the ceiling on its existing IDIQ for Stratollite-based ISR solutions from $45 million to $395 million in anticipation of expanding demand, including from the DoW.
·
Captured a $18.8 million ULTRA order in July in support of an unnamed customer for a current operational need.
·
In July submitted over $90 million in proposals to U.S. defense customers for long-endurance ISR-T.
·
During a DoW-sponsored JREX 26.1 event in July, Ondas Sentinel demonstrated an industry-first counter-UAS engagement using its RF-passive LOCATE LiDAR sensor, interfaced with FAAD-C2, to cue third-party laser weapons to repeated hard-kill engagements against Group 1-3 UAS, delivering 20x greater cueing accuracy than radar with no RF emissions.
·
Captured multiple Dronebuster awards third quarter-to-date across U.S., Australia and New Zealand markets.
·
Advanced customer activities for the Sawtooth platform targeting a mid-sized award from a military customer in Asia.
·
In July received $9 million order to integrate Ionstrike with a Fire Control System.
·
Successfully tested IonStrike in a GNSS-denied environment.

·
Successful U.S. government demonstration of Blitz with a new EW payload and visual-based navigation capability.
·
Advanced commercial activity within the precision strike domain through supporting strategic defense programs in the U.K. along with other programs that together generated over $34 million in new orders in Q2 2026.
·
Further within precision strike, Ondas captured a new order worth $52.9 million for the Lethal Unmanned Strike (LUS) in July while beginning to ramp production for the LUS program in the third quarter of 2026. The LUS program is a $982 million IDIQ award with the U.S. Army for loitering munitions. Ondas has now captured over $240 million of aggregate orders related to this IDIQ award.
·
Unmanned Ground Systems (UGV) domain delivered strong order activity in Q2 2026, reflecting growing demand for tactical robotics, resilient unmanned-system technologies, demining, border infrastructure, terrain preparation and unmanned heavy engineering equipment and military tracked vehicles.
·
Furthered integration of AI Software layer into suite of solutions through the launch of LADOS, the continued development of SkyWeaver with Palantir, and the addition of combat-proven Battle Resource Optimization software, supporting Ondas’ transition into a software-defined systems-of-systems company.
·
Showcased Ondas’ expanded autonomous defense platform at Eurosatory 2026 under its “Autonomy at First Contact” vision, launching Iron Wave, Dual Shield, MODUS, Scout Cyber-over-RF, Iron Arrow and LADOS across air defense, aerial intelligence, precision strike and Ground Robotics, while presenting a unified systems-of-systems architecture designed to connect sensing, decision-making, autonomous operations and coordinated mission execution across multiple domains.

Second Quarter 2026 Financial Results

Revenues increased 67% sequentially to $83.8 million for the three months ended June 30, 2026, compared to $50.1 million for the three months ended March 31, 2026, and a more than 13-fold increase from $6.3 million for the three months ended June 30, 2025. On a pro forma organic basis, revenue increased 85% year over year, assuming the businesses owned and operated during Q2 2026 were also owned and operated in Q2 2025. Growth at this rate reflects the benefits of platform scale, shared technology, expanded customer access, and operating leverage. The increase reflects strong performance across the Company’s portfolio, particularly C-UAS systems, where demand remains strong given the long-term need to protect the lower skies across civilian and military airspace.

Gross profit was $36.1 million for the three months ended June 30, 2026, as compared to $24.7 million for the three months ended March 31, 2026 and $3.3 million for the three months ended June 30, 2025. Gross margin was 43.1% for the three months ended June 30, 2026, as compared to 49.2% for the three months ended March 31, 2026 and 53.1% for the three months ended June 30, 2025. Gross profit was reduced during the quarter by the amortization of capitalized intellectual property. Adjusted Gross Profit and Adjusted Gross Margin was $42.3 million and 50.4%, respectively, for the three months ended June 30, 2026, as compared to Adjusted Gross Profit and Adjusted Gross Margin of $25.8 million and 51.5%, respectively, for the three months ended March 31, 2026. The increase in Adjusted Gross Profit reflects higher revenue, favorable product mix, greater absorption of fixed manufacturing costs, and the contribution of businesses acquired during the period. The Company expects gross margin to vary from quarter to quarter as system sales mix shifts, order timing remains uneven at this early stage of adoption, and the Company scales market penetration.

Operating expenses increased to $199.1 million for the three months ended June 30, 2026, compared with $67.3 million for the three months ended March 31, 2026 and $12.6 million for the three months ended June 30, 2025. The increase was primarily driven by $105.8 million of non-cash expenses during the quarter, mainly comprising $67.6 million of stock-based compensation, $19.2 million from the change in fair value of contingent consideration, and $14.0 million of amortization expense, together with $4.4 million of transaction-related expense. The stock-based compensation expense was particularly elevated due to the vesting of equity awards provided to key executives.

Adjusted Cash Operating Expense was $93.3 million compared to $36.9 million for the three months ended March 31, 2026 and $9.4 million for the three months ended June 30, 2025. The growth in cash operating expenses reflected the inclusion of newly acquired businesses along with continued investment in Ondas’ operating platform and infrastructure in support of our expected significant revenue acceleration in the second half of 2026. In particular, the Company saw growth in spending related to the WarpSpeed and Skyweaver initiatives and market development activities with Palantir, totaling $26.2 million. Continued investment in the Ondas operating platform, along with corporate development activities, also contributed to the growth in cash operating expenses.

Operating loss increased to $162.9 million for the three months ended June 30, 2026, compared to a $42.7 million loss for the three months ended March 31, 2026, and a $9.3 million loss in the three months ended June 30, 2025. The increase from both periods was the result of the changes described above and includes the aforementioned large non-cash expenses.

Total other income, net of $44.2 million for the three months ended June 30, 2026, compared to other income of $404.2 million for the three months ended March 31, 2026 and other expense of $1.5 million for the three months ended June 30, 2025. Other income included $29 million of interest and investment income during the second quarter, in addition to non-cash gains relating to warrants issued in connection with the October 2025 and January 2026 equity raises. Because these warrants are remeasured at fair value each reporting period, the resulting non-cash gains and losses can create significant volatility in reported earnings that are unrelated to the Company's core operating performance, cash flows, or the economic terms of the warrants.

Net loss was $89.7 million for the three months ended June 30, 2026, which included the non-cash items mentioned above, as compared to net income of $361.2 million for the three months ended March 31, 2026, and a net loss of $10.8 million for the three months ended June 30, 2025.

Adjusted EBITDA loss was $50.6 million for the three months ended June 30, 2026, as compared to a loss of $10.9 million for the three months ended March 31, 2026 and a loss of $5.8 million for the three months ended June 30, 2025. The higher sequential loss reflects the investments made in Ondas’ operating platform and corporate development activities to support the expected significant revenue expansion in the second half of 2026 and beyond.

A reconciliation of non-GAAP measures including Adjusted EBITDA, Adjusted Cash Operating Expense, Adjusted Gross Profit and Adjusted Gross Margin, is provided in the attached financial tables.

Operational and Financial Outlook

The Company expects continued strong momentum in 2026 and is raising its revenue target for the full year to $525 – $550 million, which represents a greater than 10-fold increase from 2025 results. On a pro forma organic basis, the midpoint of this range would equate to greater than 30% year on year growth. This updated target includes revenue expected from Cyberhawk during the second half of 2026.

Growth is expected to be broad-based across Ondas’ product portfolio, supported by a strong pipeline and approximately $757 million in pro forma backlog. Beyond this broad-based demand, the second-half of 2026 ramp is also expected to be driven by specific customer orders and programs already in backlog: Ondas will begin volume shipments related to orders captured by Mistral under the $982 million Lethal Unmanned Strike (LUS) IDIQ award with the U.S. Army, while also delivering against growing demand for the new ULTRA and IonStrike platforms, which are expected to begin their adoption curve in 2026. Ondas also expects to begin volume deliveries in the fourth quarter for the $140 million combat engineering vehicles program announced earlier in the year. Revenue for the third quarter of 2026 is expected to be $140 – $155 million, representing 76% sequential growth at the midpoint, and greater than 30% organic growth on a year-over-year pro forma basis.

Ondas’ strategic growth program remains active, and the Company expects to execute additional acquisitions in 2026 which would result in further business expansion.

The elevated losses in the first half of 2026 represented a front-loading of expenses ahead of the significant revenue ramp expected in the second half of 2026 and beyond. The Company views these expenses as investments necessary to support long-term growth and market capture, and as prudent and limited in scope in relation to the significant opportunity ahead. The Company expects Adjusted EBITDA losses to decline sequentially in the third quarter of 2026 through higher operating leverage benefiting from strong growth in revenues and gross profits driven by strong demand tailwinds and the leveraging of the Ondas broadening operating platform.

The Company pulls forward expectations for Adjusted EBITDA profitability at the operating platform level, which includes OAS and Ondas Sentinel, by Q4 2026 and company-wide adjusted EBITDA profitability by Q4 2027.

Ondas held approximately $1.4 billion in cash, cash equivalents and short-term investments as of June 30, 2026. During the third quarter, the Company has utilized approximately $325 million of cash in connection with closing the acquisitions of DZYNE and Cyberhawk.

Earnings Conference Call & Audio Webcast Details

Date: Thursday, August 13, 2026

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company's website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems, robotics, and mission-critical technologies for defense, homeland security, public safety, critical infrastructure, and industrial markets. The Company develops and deploys integrated unmanned and autonomous platforms across air, ground, and stratospheric environments, including autonomous drone systems, counter-UAS technologies, robotic ground systems, advanced unmanned aircraft and propulsion solutions, demining and engineering systems, and integrated sensing and communications technologies designed to support intelligence, surveillance, reconnaissance, security, and operational missions in complex environments. Ondas’ solutions are deployed globally by government, defense, and commercial customers to protect infrastructure, borders, transportation networks, personnel, and strategic assets.

For additional information on Ondas Inc., visit www.ondas.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

ONDAS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except par value)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$657,906	$550,744
Restricted cash	8,472	43,615
Short-term investments	726,587	21,750
Accounts receivable, net	72,247	22,356
Inventory, net	52,034	21,963
Other current assets	88,326	25,473
Total current assets	1,605,572	685,901

Property and equipment, net	21,292	10,217
Goodwill	661,362	251,809
Intangible assets, net	583,268	136,890
Investment in unconsolidated affiliates	26,802	-
Long-term equity investments	49,282	35,587
Other assets	45,919	12,437
Total assets	$2,993,497	$1,132,841

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,499	$13,873
Accrued expenses and other current liabilities	83,449	33,970
Accrued purchase and contingent consideration	17,180	75,000
Notes payable, related party	-	1,500
Notes payable	1,562	704
Convertible notes payable, related party	-	3,500
Convertible notes payable	718	2,950
Government grant liability	1,841	2,295
Deferred revenue	26,834	8,029
Total current liabilities	163,083	141,821

Notes payable, net of current portion	194	-
Accrued purchase and contingent consideration, net of current portion	116,896	-
Convertible notes payable, net of current portion	3,934	3,834
Government grant liability, net of current portion	1,804	1,362
Warrant liability	1,043,740	489,434
Deferred tax liability	53,779	14,531
Other long-term liabilities	34,490	10,244
Total liabilities	1,417,920	661,226

Commitments and contingencies

Temporary Equity
Redeemable noncontrolling interests	-	29,796

Stockholders’ Equity:
Preferred stock – par value $0.0001; 5,000,000 shares authorized at June 30, 2026 and December 31, 2025, and none issued or outstanding at June 30, 2026 and December 31, 2025	-	-
Series A Convertible Preferred stock – par value $0.0001; 5,000,000 shares authorized at June 30, 2026 and December 31, 2025, and none issued or outstanding at June 30, 2026 and December 31, 2025	-	-
Common stock – par value $0.0001; 1,200,000,000 shares authorized at June 30, 2026 and December 31, 2025, 529,838,610 and 380,763,481 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	52	38
Additional paid in capital	1,662,209	805,828
Accumulated other comprehensive income	1,414	329
Accumulated deficit	(93,683)	(368,387)
Total Ondas Inc. stockholders’ equity	1,569,992	437,808
Noncontrolling interest	5,585	4,011
Total stockholders’ equity	1,575,577	441,819
Total liabilities, temporary equity, and stockholders’ equity	$2,993,497	$1,132,841

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, net	$83,772	$6,273	$133,894	$10,522
Cost of goods sold	47,641	2,941	73,105	5,701
Gross profit	36,131	3,332	60,789	4,821

Operating expenses:
General and administrative	128,007	6,079	171,323	11,988
Sales and marketing	20,883	2,266	31,377	4,696
Research and development	30,953	4,237	44,472	7,696
Change in fair value of contingent consideration	19,234	-	19,234	-
Total operating expenses	199,077	12,582	266,406	24,380

Operating loss	(162,946)	(9,250)	(205,617)	(19,559)

Other income (expense), net
Interest expense	(1,041)	(1,561)	(1,378)	(5,428)
Other income (expense), net	45,238	60	449,743	102
Total other income (expense), net	44,197	(1,501)	448,365	(5,326)

Income (loss) before provision for income taxes	(118,749)	(10,751)	242,748	(24,885)

Provision for (benefit from) income taxes	(29,053)	-	(28,807)	-

Net income (loss)	(89,696)	(10,751)	271,555	(24,885)
Less preferred dividends attributable to noncontrolling interest	-	390	-	780
Less deemed dividends attributable to accretion of redemption value	342	878	1,631	1,695
Net loss attributable to noncontrolling interests	(1,451)	-	(3,149)	-
Net income (loss) attributable to Ondas Inc. stockholders	$(88,587)	$(12,019)	$273,073	$(27,360)

Net income (loss) per share – basic	$(0.18)	$(0.08)	$0.41	(0.21)
Net income (loss) per share – diluted	$(0.19)	$(0.08)	$0.38	(0.21)

Weighted average number of common shares outstanding, basic and diluted
Basic	500,709	150,653	473,053	127,955
Diluted	503,593	150,653	491,308	127,955

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(89,696)	$(10,751)	$271,555	$(24,885)
Other comprehensive income (loss):
Foreign currency translation	2,433	-	2,134	-
Available-for-sale investments:
Unrealized gain (loss), net	(275)	-	(657)	-
Comprehensive income (loss)	$(87,538)	$(10,751)	$273,032	$(24,885)

Comprehensive income (loss) attributable to:
Comprehensive loss attributable to noncontrolling interests	$(1,451)	$-	$(3,149)	$-
Foreign currency translation adjustments attributable to noncontrolling interests	383	-	391	-
Noncontrolling interests	(1,068)	-	(2,758)	-
Comprehensive income (loss) attributable to Ondas Inc. stockholders	$(86,470)	$(10,751)	$275,790	$(24,885)

Non-GAAP Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP measures. These reconciliations are set forth in the tables below.

We believe that adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") is a useful supplemental measure for evaluating our operating performance and period to period trends because it eliminates the impact of items that primarily reflect our capital structure, tax position, non-cash accounting charges, acquisition-related transaction costs, and other items that management does not consider indicative of ongoing operating performance. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) and other measures prepared in accordance with GAAP. Adjusted EBITDA removes the effects of interest and financing-related items, depreciation and amortization, income taxes, stock-based compensation and expense, acquisition-related expenses, change in fair value of contingent consideration and other acquisition related obligations, and other non-operating gains and losses. Management believes that excluding these items enhances comparability across periods and facilitates analysis of underlying operating trends.

Adjusted Cash Operating Expense is a non-GAAP financial measure that represents total operating expenses excluding depreciation, amortization of intangible assets, acquisition-related expenses, change in fair value of contingent consideration and other acquisition related obligations, and stock-based compensation and expense. The most directly comparable GAAP measure to Adjusted Cash Operating Expense is total operating expenses. Management believes Adjusted Cash Operating Expense provides useful supplemental information by isolating recurring, cash-based operating costs and facilitating meaningful period-to-period comparisons. Management uses this measure for internal cost management, budgeting, and to evaluate operating trends exclusive of non-cash accounting charges. Adjusted Cash Operating Expense should be considered in addition to, and not as a substitute for, total operating expenses prepared in accordance with GAAP.

Beginning in the period ended June 30, 2026, the Company revised its calculation of Adjusted EBITDA and Adjusted Cash Operating Expense to exclude changes in the fair value of contingent consideration and other acquisition related obligations. These amounts reflect periodic remeasurement adjustments required under U.S. GAAP and are primarily driven by changes in estimates and assumptions related to future earn-out payments. Management believes excluding these acquisition-related fair value adjustments improves period-to-period comparability and provides investors with additional insight into the Company's operating performance. This revision did not affect any previously reported Adjusted EBITDA or Adjusted Cash Operating Expense amounts because no gains or losses related to changes in the fair value of contingent consideration were recognized in the prior periods presented. In connection with this change, the Company renamed 'Cash Operating Expense' to 'Adjusted Cash Operating Expense'. The revised caption is intended to more clearly communicate the measure as a management-defined non-GAAP performance measure that excludes specified cash and noncash expenses and does not represent all operating expenses requiring cash settlement.

Also beginning in the period ended June 30, 2026, the Company introduced Adjusted Gross Profit and Adjusted Gross Margin. Adjusted Gross Profit is a non-GAAP financial measure that represents gross profit excluding amortization of acquisition-related intangible assets and stock-based compensation and expense included in cost of goods sold. Adjusted Gross Margin is a non-GAAP financial measure that represents Adjusted Gross Profit as a percentage of revenue. The most directly comparable GAAP measures to Adjusted Gross Profit and Adjusted Gross Margin are gross profit and gross margin (gross profit as a percentage of revenue), respectively. Management believes these measures provide investors with additional insight into the underlying profitability of the Company's products and services, operating performance and period-to-period trends. Comparative prior-period amounts have been presented on a consistent basis.

Management uses Adjusted EBITDA, Adjusted Cash Operating Expense, Adjusted Gross Profit, and Adjusted Gross Margin together with GAAP results, in making operating and planning decisions and in evaluating the Company's ongoing performance. Other companies may calculate similarly titled non-GAAP measures differently, and therefore our non-GAAP measures may not be comparable to measures used by other companies.

	Three months ended June 30,		For the six months ended June 30,
(dollars in thousands)	2026	2025	2026	2025
Net income (loss)	$(89,696)	$(10,751)	$271,555	$(24,885)
Depreciation	934	189	1,603	370
Amortization of intangible assets	18,641	1,055	24,263	2,117
Acquisition-related expenses (1)	4,414	-	10,258	-
Stock-based compensation and expense	69,094	2,179	88,753	3,751
Change in fair value of contingent consideration	19,234	-	19,234	-
Provision for (benefit from) income taxes	(29,053)	-	(28,807)	-
Other (income) expense, net (2)	(44,197)	1,501	(448,365)	5,326
Adjusted EBITDA	$(50,629)	$(5,827)	$(61,506)	$(13,321)

(1)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

(2)

Other (income) expense, net includes interest and dividend income, unrealized gain and losses on investments, interest expense, foreign exchange gain and loss, the change in the fair value of government grant liabilities and warrant liability, and other income (expense), net included on the Company’s unaudited Condensed Consolidated Statements of Operations.

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands)	2026	2025	2026	2025
Total operating expenses	$199,077	$12,582	$266,406	$24,380
Depreciation	(571)	(189)	(1,043)	(370)
Amortization of intangible assets	(13,963)	(1,055)	(19,585)	(2,117)
Acquisition-related expenses (1)	(4,414)	-	(10,258)	-
Change in fair value of contingent consideration	(19,234)	-	(19,234)	-
Stock-based compensation and expense	(67,651)	(1,986)	(86,148)	(3,424)
Adjusted Cash Operating Expenses	$93,244	$9,352	$130,138	$18,469

(1)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands)	2026	2025	2026	2025
Revenue	$83,772	$6,273	$133,894	$10,522
Cost of goods sold	47,641	2,941	73,105	5,701
Gross profit (GAAP)	$36,131	$3,332	$60,789	$4,821
Amortization of acquisition-related intangible assets	4,678	-	4,678	-
Stock-based compensation and expense	1,443	193	2,604	327
Adjusted Gross Profit (Non-GAAP)	$42,252	$3,525	$68,071	$5,148
Gross margin (GAAP)	43.1%	53.1%	45.4%	45.8%
Adjusted Gross Margin (Non-GAAP)	50.4%	56.2%	50.8%	48.9%

	For the three months ended March 31
(dollars in thousands)	2026	2025
Revenue	50,122	4,248
Cost of goods sold	25,464	2,760
Gross profit (GAAP)	$24,658	$1,488
Amortization of acquisition-related intangible assets	-	-
Stock-based compensation and expense	1,161	134
Adjusted Gross Profit (Non-GAAP)	$25,819	$1,622
Gross margin (GAAP)	49.2%	35.0%
Adjusted Gross Margin (Non-GAAP)	51.5%	38.2%